Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 5, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for non-controlling interests discussed in Note 1, as to which the date is July 13, 2009, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in AGL Resources Inc.’s Current Report on Form 8-K dated July 13, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Atlanta, Georgia

July 31, 2009